                                                                      EXHIBIT 99

[LOGO OF MARRIOTT
APPEARS HERE]                                         Communications
                                                      Marriott Drive
                Marriott International, Inc.          Washington, D.C. 20058
                Corporate Headquarters                (301) 380-7770
                ----------------------------------------------------------------
                                                      NEWS

CONTACT:  Tom Marder
          (301) 380-2553
          thomas.marder@marriott.com

         MARRIOTT COMPLETES SALE OF MARRIOTT SENIOR LIVING SERVICES TO SUNRISE AND NINE ADDITIONAL SENIOR LIVING SERVICES COMMUNITIES TO CNL

WASHINGTON, D.C. - March 31, 2003 - Marriott International, Inc. (NYSE:MAR) today announced it has completed the sale of its Marriott Senior Living Services management business to Sunrise Assisted Living, Inc. (NYSE: SRZ) and the assets of nine Marriott Senior Living Services communities to CNL Retirement Properties, Inc. Sunrise paid Marriott approximately $89 million in cash for all of the outstanding stock of Marriott Senior Living Services, Inc. CNL paid approximately $166 million in cash to acquire nine senior living communities from Marriott and will enter into a long-term management agreement with Sunrise for these communities.

As both Sunrise and Marriott previously indicated, J.W. Marriott, Jr., chairman and chief executive officer of Marriott, joined the Sunrise board of directors effective upon the closing of the transaction.

                    - - - - - - - - - - - - - - - - - - - - -

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR), a leading worldwide hospitality company, has nearly 2,600 hotels in the United States and 66 other countries and territories. In addition to operating and franchising hotels, Marriott operates vacation ownership resorts and corporate housing, with its businesses comprising 18 brands. The company based in Washington, D.C., and has approximately 144,000 employees. In fiscal year 2002, Marriott International reported systemwide sales of $18.6 billion. For more information or reservations, please visit www.marriott.com.

Note: This press release contains "forward-looking statements" within the meaning of federal securities laws, including statements concerning proceeds from the sale of the Marriott Senior Living Services business and a possible future trial in Maryland, that are not historical facts. We caution you that these statements are not guarantees of future events or performance and are subject to numerous risks and uncertainties, including satisfaction of customary closing conditions and the receipt of necessary regulatory approvals. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.